Contacts:	Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

CASCADE FINANCIAL REAUTHORIZES STOCK REPURCHASE PROGRAM

Everett, WA – May 22, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today announced that its Board of Directors has authorized the repurchase of up to 300,000 shares of its common stock, representing approximately 2.5% of outstanding shares.  Under the plan, which runs through May 31, 2009, shares may be repurchased by the company on the open market or in privately negotiated transactions.  The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

“Renewal of our share repurchase program reaffirms our confidence and optimism in the long-term future of the company as we continue to execute on our strategy of enhancing shareholder value,” stated Carol K. Nelson, president and CEO.

Under the current year long stock buyback program, which ends on May 31, 2008, Cascade repurchased 52,293 shares of the 375,000 shares authorized to be repurchased.

Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington.

In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks. In September 2007, U.S. Banker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.  In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.

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Note:  Transmitted on Prime Newswire Wire on May 22, 2008 at 10:51 a.m. PDT.